Exhibit 99.1

SurModics Reports Fourth Quarter Fiscal 2014 Results

  GAAP Revenue of $15.3 Million and GAAP EPS of $0.18, with non-GAAP EPS of $0.26 from Continuing Operations
  Design Freeze on Paclitaxel Drug Coated Balloon Development
  Strong Cash Flow from Operations
  $30 Million Share Repurchase Program Authorized
  Fiscal 2015 Revenue, EPS and Cash Flow Guidance Outlined

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--November 6, 2014--SurModics, Inc. (NASDAQ: SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced results for its fiscal 2014 fourth quarter.

Commenting on the Company’s performance, SurModics’ President and Chief Executive Officer Gary Maharaj said, “Our Medical Device segment performed very well with a 9% increase in revenue including a 7% gain in hydrophilic coating royalty revenue, as the coronary category returned to growth. We are pleased with this segment’s performance in our fourth quarter given the industry headwinds. We also achieved a significant milestone in the fourth quarter as our team froze the design of our paclitaxel drug coated balloon, leading us to proceed with plans for a first-in-human clinical study, which we anticipate will occur in fiscal 2015. Further, as we expected, SurModics’ In Vitro Diagnostics segment continued to grow in the fourth quarter.”

Maharaj continued, “A primary goal of ours in fiscal 2014 was to grow our existing business while concurrently advancing our drug-coated balloon platform for future success. We are pleased with our progress in both areas. Revenue rose 3% excluding a special item that benefited fiscal 2013’s results. Operating margin for the full 2014 fiscal year was a strong 32% despite significant R&D investments. Non-GAAP earnings per share from continuing operations rose 13% in fiscal 2014.”

Fourth Quarter Revenue and Earnings Summary

GAAP revenue for the fiscal 2014 fourth quarter totaled $15.3 million, up 7% from $14.3 million in the fiscal 2013 fourth quarter.

Diluted earnings per share from continuing operations in the fourth quarter of fiscal 2014 were $0.18 compared with $0.26 in the prior-year period. The fiscal 2014 quarter included an $0.08 per share strategic investment other-than-temporary impairment charge. The prior-year quarter benefited from a $1.0 million, or $0.04 per diluted share, recovery of legal fees associated with the SRI litigation, partially offset by a $0.5 million, or $0.02 per diluted share, restructuring charge. Non-GAAP earnings per share from continuing operations increased 8% to $0.26 per share in fourth quarter of fiscal 2014.

Medical Device Summary

The Medical Device business unit accounts for approximately three-quarters of SurModics’ total revenue. This unit, which includes hydrophilic coatings and device drug delivery technologies, posted revenue of $11.2 million in the fourth quarter of fiscal 2014, increasing 9% from the year-ago period. Fourth quarter 2014 hydrophilic coating royalty revenue was $7.9 million, up 7% from the prior-year period. Revenue growth in the fourth quarter exceeded the 5% increase for Medical Device in fiscal 2014. This segment generated $6.2 million of operating income during the fourth quarter, a 16% increase from the year-ago period, primarily reflecting revenue gains and the timing of drug coated balloon R&D investments.

Additional fourth quarter highlights include:

  Three medical device customers launched new products utilizing SurModics hydrophilic coatings;
  Coronary hydrophilic coatings royalty revenue returned to growth with a 2% increase; and
  We froze the design on our paclitaxel drug coated balloon program.

In Vitro Diagnostics Summary

The In Vitro Diagnostics (IVD) business unit accounts for approximately one-quarter of SurModics’ total revenue. Revenue for the fourth quarter of fiscal 2014 totaled $4.1 million, up 3% from the year-ago period. The IVD business unit generated $1.2 million of operating income in the fourth quarter of fiscal 2014, compared with $1.3 million in the year-ago period.

Corporate

The fourth quarter of fiscal 2014 included a $1.2 million, or $0.08 per share, other-than-temporary impairment of the full carrying value of our strategic investment in ThermopeutiX, Inc.

Balance Sheet and Cash Flow

As of September 30, 2014, we had $63.4 million of cash and investments and no outstanding debt. SurModics generated cash from operating activities of $18.5 million in fiscal 2014, compared with $17.8 million in the prior year. Capital expenditures and share repurchases totaled $2.3 million and $12.5 million, respectively, for the year ended September 30, 2014.

Stock Repurchase Program

SurModics also announced today that its Board of Directors has authorized the repurchase of up to $30 million of its outstanding common stock. Repurchases may be effected through open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, tender offers or by any combination of these methods. The number of shares to be repurchased and the timing of any repurchases will depend on factors such as our stock price, economic and market conditions, the relative attractiveness of corporate development opportunities and other alternative uses of capital, and corporate and regulatory requirements. The share repurchase authorization does not have a fixed expiration date.

“We continue to generate strong cash flow from operations which, combined with our current cash and investment balances, a $20 million line of credit and $175 million shelf registration, gives us appropriate capacity to support corporate strategic growth initiatives,” said Maharaj. “The $30 million share repurchase authorization demonstrates our confidence in our strong cash generation capabilities and our ongoing commitment to return excess capital to our shareholders while enhancing value. It also provides further financial flexibility for us to opportunistically buy back shares.”

Fiscal 2015 Outlook

Maharaj concluded, “Based on the foundation we’ve set the past couple of years, we enter fiscal 2015 with two clear priorities: move ahead with a drug coated balloon clinical trial and continue to promote our medical device and in vitro diagnostics businesses to current and prospective customers. We bring considerable strengths and experiences to both endeavors.”

We estimate GAAP revenue for fiscal 2015 to be in the range of $57.0 to $60.0 million, essentially flat to up 4% over fiscal 2014. While SurModics’ fourth quarter 2014 revenue growth was more robust at 7%, we do not expect that kind of increase for fiscal 2015. SurModics anticipates diluted GAAP earnings to be in the range of $0.85 to $0.95 per share. The fiscal 2015 earnings per share guidance includes an increase of approximately 5% to 7% in research and development investment over fiscal 2014 levels primarily related to drug coated balloon activities, similar SG&A expenses to fiscal 2014 levels and a 33.0% to 35.0% income tax rate. Our earnings per share and income tax rate guidance exclude the impact of any investment gains or losses. GAAP cash flow from operating activities is expected to range between $16.5 and $18.0 million for fiscal 2015. Capital expenditures for fiscal 2015 are projected to range between $2.2 and $2.5 million. While dependent on market conditions and business development initiatives, we may repurchase common shares under the $30.0 million announced repurchase authorization.

Live Webcast

SurModics will host a webcast at 4 p.m. CT (5 p.m. ET) today to discuss fourth quarter results. To access the webcast, go to the investor relations portion of our website at www.surmodics.com and click on the webcast icon. A replay of the fourth quarter conference call will be available by dialing 888-203-1112 and entering conference call ID passcode 5965883. The audio replay will be available beginning at 7 p.m. CT on Thursday November 6, 2014, until 7 p.m. CT on Thursday, November 13, 2014.

About SurModics, Inc.

SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. We partner with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about SurModics, visit www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that we make with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding our drug coated balloon program, our ability to repurchase shares on terms and in circumstances we believe to be appropriate, our cash generation capabilities, our commitment to return excess capital to our shareholders while enhancing value, our capital needs and performance in the near- and long-term, including our revenue, earnings per share and cash flow expectations for fiscal 2015, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies; (2) our ability to realize the full potential of our pipeline (including our drug coated balloon initiatives); (3) our ability to achieve our corporate goals; (4) possible adverse market conditions and possible adverse impacts on our cash flows, (5) the manner, timing and other terms of share repurchases, if any, that we may complete, and (6) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, SurModics is reporting non-GAAP financial results including non-GAAP net income and non-GAAP diluted net income per share. We believe that these non-GAAP measures provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$8,098	$7,480	$30,277	$29,774
Product sales	6,166	5,818	22,798	22,506
Research and development	1,072	999	4,364	3,852
Total revenue	15,336	14,297	57,439	56,132
Operating costs and expenses:
Product costs	2,279	2,004	8,016	7,898
Research and development	4,062	3,934	15,550	15,079
Selling, general and administrative	3,561	2,307	15,297	13,859
Restructuring charges	―	476	―	476
Total operating costs and expenses	9,902	8,721	38,863	37,312
Operating income from continuing operations	5,434	5,576	18,576	18,820

Other (loss) income:
Investment income	44	81	238	268
Other income (loss)	8	(30)	842	1,430
Impairment loss on investments	(1,184)	(29)	(1,184)	(158)
Other (loss) income, net	(1,132)	22	(104)	1,540
Income from continuing operations before income taxes	4,302	5,598	18,472	20,360

Income tax provision	(1,858)	(1,865)	(6,265)	(5,781)
Income from continuing operations	2,444	3,733	12,207	14,579
(Loss) income from discontinued operations, net of taxes	(100)	(47)	(176)	588
Net income	$2,344	$3,686	$12,031	$15,167

Basic income (loss) per share:
Continuing operations	$0.18	$0.26	$0.90	$1.01
Discontinued operations	(0.01)	0.00	(0.01)	0.04
Net income	$0.17	$0.26	$0.88	$1.05

Diluted income (loss) per share:
Continuing operations	$0.18	$0.26	$0.88	$0.99
Discontinued operations	(0.01)	0.00	(0.01)	0.04
Net income	$0.17	$0.26	$0.87	$1.03

Weighted average number of shares outstanding:
Basic	13,593	14,169	13,632	14,464
Diluted	13,829	14,446	13,876	14,731

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	September 30,
	2014	2013
	(Unaudited)
Assets
Cash and short-term investments	$46,551	$25,707
Accounts receivable	4,751	5,332
Inventories	2,817	3,328
Other current assets	1,145	1,366
Current assets of discontinued operations	16	46
Total current assets	55,280	35,779

Property and equipment, net	13,133	12,845
Long-term investments	16,823	32,397
Other assets	19,653	20,902
Total assets	$104,889	$101,923

Liabilities and Stockholders’ Equity
Current liabilities	$4,022	$5,837
Current liabilities of discontinued operations	45	139
Total current liabilities	4,067	5,976

Other liabilities	2,071	2,130
Total stockholders’ equity	98,751	93,817
Total liabilities and stockholders’ equity	$104,889	$101,923

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	September 30,
	2014	2013
	(Unaudited)
Operating Activities:
Net income	$12,031	$15,167
Loss (income) from discontinued operations	176	(588)
Depreciation and amortization	2,715	2,886
Stock-based compensation	3,337	2,552
Gains on sale of available-for-sale securities and strategic investments	(842)	(1,430)
Impairment losses on strategic investments	1,184	158
Net other operating activities	(648)	(77)
Change in operating assets and liabilities:
Accounts receivable	581	(262)
Accounts payable and accrued liabilities	(738)	238
Income taxes	178	(989)
Net change in other operating assets and liabilities	565	126
Net cash provided by operating activities from continuing operations	18,539	17,781

Investing Activities:
Net purchases of property and equipment	(2,278)	(1,919)
Cash transferred to discontinued operations	(354)	(116)
Net other investing activities	25,018	2,113
Net cash provided by investing activities from continuing operations	22,386	78

Financing Activities:
Purchase of common stock to fund employee taxes	(1,114)	(39)
Repurchase of common stock	(12,544)	(17,805)
Net other financing activities	749	(60)
Net cash used in financing activities from continuing operations	(12,909)	(17,904)
Net cash provided by (used in) continuing operations	28,016	(45)

Discontinued operations:
Net cash used in operating activities	(354)	(116)
Net cash provided by financing activities	354	116
Net cash provided by discontinued operations	―	―

Net change in cash and cash equivalents	28,016	(45)
Cash and Cash Equivalents:
Beginning of year	15,495	15,540
End of year	$43,511	$15,495

SurModics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended September 30,
	2014		2013		% Change
Revenue		% of Total		% of Total
Medical Device	$11,216	73.1%	$10,296	72.0%	8.9%
In Vitro Diagnostics	4,120	26.9	4,001	28.0	3.0
Total revenue	$15,336	100.0%	$14,297	100.0%	7.3%

	Year Ended September 30,
	2014		2013		% Change
Revenue		% of Total		% of Total
Medical Device	$43,068	75.0%	$41,153	73.3%	4.7%
In Vitro Diagnostics	14,371	25.0	14,979	26.7	(4.1)
Total revenue	$57,439	100.0%	$56,132	100.0%	2.3%

		Three Months Ended		Year Ended
		September 30,		September 30,
		2014	2013	2014	2013
Operating Income
Medical Device		$6,170	$5,316	$22,636	$21,164
In Vitro Diagnostics		1,182	1,289	3,459	4,222
Corporate		(1,918)	(1,029)	(7,519)	(6,566)
Total operating income		$5,434	$5,576	$18,576	$18,820

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Three Months Ended September 30, 2014
(in thousands, except per share data)

(Unaudited)

	As Reported			Adjusted Non-
	GAAP(1)	Adjustments		GAAP(2)

Revenue
Royalties and license fees	$8,098			$8,098
Product sales	6,166			6,166
Research and development	1,072			1,072
Total revenue	$15,336			$15,336

Operating income from continuing operations	$5,434			$5,434

Income from continuing operations	$2,444	$1,184	(3)	$3,628

Diluted earnings per share from continuing operations(4)	$0.18			$0.26

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP amounts consider an adjustment to increase net investment income by $1,184 associated with an impairment charge associated with our investment in ThermopeutiX. The adjustment to increase net investment income did not generate an income tax expense as there was an offsetting release of a capital loss valuation allowance.
(3)	Reflects the adjustment discussed in note (2) above.
(4)	Diluted earnings per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Three Months Ended September 30, 2013
(in thousands, except per share data)

(Unaudited)

	As Reported			Adjusted
	GAAP(1)	Adjustments		Non-GAAP(2)

Revenue
Royalties and license fees	$7,480			$7,480
Product sales	5,818			5,818
Research and development	999			999
Total revenue	$14,297			$14,297

Operating income from continuing operations	$5,576	$(509)	(3)	$5,067

Income from continuing operations	$3,733	$(294)	(4)	$3,439

Diluted earnings per share from continuing operations(5)	$0.26			$0.24

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP amounts consider adjustments to reflect a $985 increase to operating expenses as a result of the recovery of legal fees associated with the SRI litigation (this amount represents the recovery of costs incurred in periods prior to the fourth quarter of fiscal 2013) and a $476 decrease to operating expenses associated with fiscal 2013 fourth quarter restructuring charges and an increase in net investment income of $28 associated with the impairment loss on our investment in Nexeon. The income tax provision has been adjusted for these items utilizing a 36.5% incremental effective tax rate, excluding the net investment income adjustment which did not generate a tax expense as there was an offsetting release of a capital loss valuation allowance.
(3)	Reflects the pre-tax impact of the operating expense adjustments discussed in note (2) above.
(4)	Adjusted to reflect the items discussed in note (2) above utilizing a 36.5% incremental effective tax rate.
(5)	Diluted earnings per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Year Ended September 30, 2014
(in thousands, except per share data)

(Unaudited)

	As Reported			Adjusted
	GAAP(1)	Adjustments		Non-GAAP(2)

Revenue
Royalties and license fees	$30,277			$30,277
Product sales	22,798			22,798
Research and development	4,364			4,364
Total revenue	$57,439			$57,439

Operating income	$18,576	$914	(3)	$19,490

Income from continuing operations	$12,207	$1,055	(4)	$13,262

Diluted earnings per share from continuing operations(5)	$0.88			$0.96

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP amounts consider adjustments to reduce operating expenses by $914 associated with acceleration of Board of Director stock-based compensation awards, a $709 reduction in net investment income associated with contingent milestone payments related to the sale of Vessix Vascular shares which were sold in fiscal 2013 and a $1,184 increase in net investment income associated with the impairment loss on our investment in ThermopeutiX. The income tax provision includes an adjustment associated with the stock-based compensation awards utilizing a 36.5% incremental effective tax rate. The adjustments to increase net investment income by $475 did not generate an income tax expense as there was an offsetting release of a capital loss valuation allowance.
(3)	Reflects the pre-tax impact of the operating expense adjustment discussed in note (2) above.
(4)	Adjusted to reflect the adjustments discussed in note in (2) above.
(5)	Diluted earnings per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Year Ended September 30, 2013
(in thousands, except per share data)

(Unaudited)

	As Reported			Adjusted
	GAAP(1)	Adjustments		Non-GAAP(2)

Revenue
Royalties and license fees	$29,774	$(570)	(3)	$29,204
Product sales	22,506			22,506
Research and development	3,852			3,852
Total revenue	$56,132	$(570)	(3)	$55,562

Operating income	$18,820	$(691)	(4)	$18,129

Income from continuing operations	$14,579	$(1,987)	(5)	$12,592

Diluted earnings per share from continuing operations(6)	$0.99			$0.85

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).
(2)	Adjusted Non-GAAP amounts consider adjustments to reduce royalty revenue associated with a one-time $570 catch up payment received in the first quarter of fiscal 2013; a $597 increase to operating expenses as a result of the recovery of legal fees associated with the SRI litigation (this amount represents the recovery of costs incurred in periods prior to fiscal 2013); a $476 decrease to operating expenses associated with fiscal 2013 fourth quarter restructuring charges; a reduction in net investment income of $1,136 associated with the sale of Vessix Vascular and OctoPlus shares which aggregated $1,294, offset by impairment losses on our investments in ViaCyte and Nexeon, which aggregated $158; adjustment to the income tax provision for these items, excluding the net investment gain which did not generate a tax benefit, as a capital loss carryforward valuation allowance was recorded, utilizing a 36.5% incremental effective tax rate as well as adjustments to increase the income tax provision for $412 of discrete income tax benefits recognized for the period as discussed in detail in note (5) below.
(3)	Reflects the pre-tax impact of the $570 one-time royalty revenue catch up payment discussed in note in (2) above.
(4)	Reflects the pre-tax impact of the $570 one-time royalty revenue catch up payment, the $597 recovery of legal fees and the $476 of restructuring charges discussed in note (2) above.
(5)	Adjusted to reflect the items discussed in note (2) above as well as non-recurring discrete income tax benefits of $261 associated with the realization of capital loss carrybacks and $151 from the January 2013 signing of the American Taxpayer Relief Act of 2012 which retroactively reinstated federal R&D tax credits for calendar 2012.
(6)	Diluted earnings per share from continuing operations is calculated using the diluted weighted average shares outstanding for the period presented.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer